Exhibit 23

Seventh Amended and Restated Owens-Illinois, Inc.

Long-Term Savings Plan

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-232954 and 333-236546) pertaining to the Seventh Amended and Restated Owens-Illinois, Inc. Long Term Savings Plan of our report dated June 25, 2020, with respect to the financial statements and schedule of the Seventh Amended and Restated Owens-Illinois, Inc. Long Term Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Toledo, Ohio

June 25, 2020